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                                                                    EXHIBIT 10.3

                           RETENTION BONUS AGREEMENT


                 JPS Textile Group, Inc. ("JPS") has begun a financial restructuring that would involve at a minimum restructuring the public debt of JPS on terms acceptable to the Board of Directors of JPS (said financial restructuring being hereinafter referred to as the "Restructuring").

                 In connection with the Restructuring, JPS desires to enter into retention bonus agreements with certain of its key executives. This Retention Bonus Agreement sets forth the retention bonus that will be available to you if you continue active employment with JPS for at least six months following the completion of the Restructuring or as otherwise provided in this Retention Bonus Agreement.

                 The retention bonus described herein is in addition to any other entitlement you might have under any other plan or individual employment arrangement or agreement. Our hope is that you will find the benefit provided under this Retention Bonus Agreement enough incentive to cause you to stay with JPS through the Restructuring and beyond.

CIRCUMSTANCES OF INELIGIBILITY

                 You will not be eligible to receive either a portion or all of your retention bonus under this Retention Bonus Agreement in any one or more of the following situations as provided below:

                 1. VOLUNTARY TERMINATION: If you elect to voluntarily terminate your employment, including termination due to retirement, with JPS prior to the completion of the Restructuring, you will not be eligible to receive any portion of the Retention Bonus (as hereinafter defined). If you elect to voluntarily terminate your employment, including termination due to retirement, with JPS prior to the end of six months following the completion of the Restructuring, you will not be eligible to receive the remaining fifty (50%) percent of the Retention Bonus.

                 2. TERMINATION FOR CAUSE: If your employment with JPS is terminated for Cause, you will not be eligible to receive (or retain any payments previously made of) any portion of the Retention Bonus. Cause shall mean (i) fraud, embezzlement, theft, misappropriation of any property of JPS or any of its related entities (the "JPS Group"), intentional misconduct or any other form of dishonesty (financial or otherwise), a breach of any term of any employment, severance or termination agreement, participation in any other activity or enterprise or willful refusal to perform responsibilities (any of which is detrimental in any material respect to the business, property and interests of any member of the JPS Group), conviction of (or plead nolo contendere to) any felony or any misdemeanor involving moral turpitude or which might, in the reasonable opinion of JPS, cause embarrassment to any member of the JPS Group, and (ii) as defined otherwise in any employment, severance or termination agreement with the JPS Group.
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                 3.       CONFIDENTIALITY:  If you intentionally disclose,
         directly or indirectly, this Retention Bonus Agreement or any of its terms to any person(s) at the JPS Group, unless required by law or a court of competent jurisdiction or without authorization of the Chief Executive Officer of JPS, you will not be eligible to receive (or retain any payments previously made of) any portion of the Retention Bonus.

TERMINATION UPON DEATH, DISABILITY OR WITHOUT CAUSE

                 1. DEATH OR DISABILITY: In the event of death or Disability (as hereinafter defined), your estate will be paid a proportionate allocation of the Retention Bonus pro-rated for the period through the date of your death or Disability. For purposes of determining proration hereunder, the Retention Bonus shall be multiplied by a fraction the numerator of which shall be the number of whole months from and including the date hereof until the date of death or Disability and the denominator of which shall be the whole number of months from and including the date hereof through the date when the Restructuring is confirmed by the Board of Directors of JPS and/or the creditors of JPS, or a court of competent jurisdiction, whichever is appropriate depending upon the final form of Restructuring. Disability shall mean the permanent inability to perform the services contemplated under this Agreement or any employment agreement then in effect, as determined by the insurance carrier providing long term disability coverage to the employee by JPS.

                 2. TERMINATION WITHOUT CAUSE: In the event your employment with JPS is terminated by JPS without Cause, you will be paid the Retention Bonus upon the effective date of your termination of employment. For purposes of this paragraph, your employment will be deemed terminated without cause if, during the Restructuring or after the completion of the Restructuring, you are assigned duties or responsibilities materially inconsistent with those customarily performed by you or your compensation or benefits are materially reduced without your consent prior to or after the Restructuring.

AMOUNT AND FORM OF RETENTION BONUS

                 As long as none of the "Circumstances of Ineligibility," above, apply to you, you will be entitled to receive a retention bonus which will be paid in two components as follows: (i) an amount equal to fifty (50%) percent of the sum of (x) your annual base salary, plus (y) an additional amount equal to the average of your bonuses with JPS for the years 1989 through 1995 will be paid on the completion of the Restructuring, and (ii) an amount equal to one hundred (100%) percent of the sum of (x) your annual base salary, plus (y) an additional amount equal to the average of your bonuses with JPS for the years 1989 through 1995 will be paid six (6) months following the completion of the Restructuring (the payments referred to in clauses (i) and
(ii) being the "Retention Bonus").
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                 This Retention Bonus Agreement does not constitute a contract of employment or impose on JPS any obligation to retain you as an employee.

                 Nothing in this Retention Bonus Agreement is intended as, or shall be construed to, confer upon any person, other than the parties hereto and their successors and permitted assigns, any rights or remedies by reason of this Retention Bonus Agreement.

                 No party may amend, modify or terminate this Retention Bonus Agreement without the express written consent of the other party.

                 This Retention Bonus Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to the conflicts of law principles of such state.

                 This Agreement may be executed and delivered in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same agreement.


                                        JPS Textile Group, Inc.


                                        By: /s/ David H. Taylor
                                           -------------------------
                                             David H. Taylor
                                             EVP - Finance


AGREED TO AND ACCEPTED


By: /s/ Jerry E. Hunter
    ------------------------
      Jerry E. Hunter

Date: July 12, 1996